Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED CHARTERED ACCOUNTANTS

We consent to the incorporation by reference in Registration Statement Nos. 333-161662, 333-144827, and 333-124911 on Form S-8 of our reports dated March 10, 2010, relating to (1) the 2009 and 2008 financial statements and the retrospective adjustments to the 2007 financial statements and financial statement disclosures of SunOpta Inc., (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the change in the composition of reportable segments in 2008, and the adoption of ASC Topic 810-10-65, Consolidations, regarding the non-controlling interest), and (2) the effectiveness of SunOpta Inc.’s internal control over financial reporting as of December 31, 2009, appearing in this Annual Report on Form 10-K of SunOpta Inc. for the year ended December 31, 2009.

"Deloitte and Touch LLP"

Independent Registered Chartered Accountants
Licensed Public Accountants
Toronto, Ontario
March 10, 2010